Exhibit 10.07
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Compensation of Named Executive Officers

         Base Salary
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         Each executive officer is reviewed individually by the Compensation
Committee, which review includes an analysis of the performance of the Corporation and the Bank. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

         As previously reported on the Corporation's Form 8-K dated July 29, 2005, Morris L. Maurer, the President and Chief Executive Officer of the Corporation and the Bank, will receive a base salary of $295,000 from July 1, 2005 through June 30, 2006. Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Corporation and the Bank, will receive a base salary of $261,000 from July 1, 2005 through June 30, 2006. The salaries of Messrs. Maurer and Roby have historically been adjusted on July 1 of each year. At that time, the Compensation Committee may determine to adjust the respective salaries.

         As previously reported on the Corporation's Form 8-K dated January 9, 2006, Debra L. Ross, the Chief Financial Officer of the Corporation, will receive a base salary of $150,000 for 2006. On February 16, 2006, the Bank appointed Mark E. Bruin as Senior Vice President & Chief Client Officer and Terry K. Scott as First Vice President and Chief Credit Officer. Messrs. Bruin and Scott will receive a base salary of $200,000 and $120,000, respectively, for 2006.

         Bonus Amounts
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         For 2006 the Board of Directors expects to approve an incentive bonus plan ("Incentive Bonus Plan") for all employees of the Bank. Under the terms of the Incentive Bonus Plan, all employees will be entitled to receive a bonus of up to certain percentage of their salary, depending upon the amount, if any, by which the Bank exceeded its profit plan.

         The Board of Directors also expects to approve a discretionary bonus plan for 2006 (the "2006 Discretionary Bonus Plan"). Employees, other than Morris L. Maurer and Philip B. Roby, will also be entitled to participate in the 2006 Discretionary Bonus Plan. Under this plan, all eligible employees, including Debra L. Ross, Mark E. Bruin and Terry K. Scott may receive a bonus as determined in the discretion of Messrs. Maurer and Roby. These amounts are determined by a comparison of the specific employee's goals and objectives with actual performance.


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         The Board of Directors also expects to approve a separate bonus plan for Morris L. Maurer and Philip B. Roby (the "2006 Top Management Bonus Plan"). Bonuses are paid from this plan for exceptional individual performance in areas considered critical to the success of the Corporation and the Bank. This bonus will be based upon a review of compensation levels in other financial institutions similar in size to the Corporation and the Bank; a comparison of the Corporation's performance compared to the 2006 goals for growth in assets, loans, "wealth management" assets under management, and net income; and, consideration of non-financial performance, including the results of regulatory examinations.

         Stock Plans
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         2005 Plan. On April 21, 2005, the Board of Directors of the Corporation
approved The National Bank of Indianapolis Corporation 2005 Equity Incentive
Plan (the "2005 Plan"), which was approved by shareholders on June 16, 2005 at the Annual Meeting of Shareholders of the Corporation. All employees of the Corporation or its subsidiaries are eligible to become participants in the 2005 Plan. The Compensation Committee will administer the 2005 Plan and will determine the specific employees who will be granted awards under the 2005 Plan and the type and amount of any such awards.

         The 2005 Plan authorizes the issuance of up to 333,000 shares of the Corporation's common stock to participants pursuant to the award of shares of restricted stock or the grant of options. The 2005 Plan's effective date is July 1, 2005 and it will continue in effect until terminated by the Board of Directors; provided, however, no awards of "incentive stock options" may be granted under the 2005 Plan after the ten-year anniversary of its approval by the shareholders. Any awards that are outstanding after the 2005 Plan terminates will remain subject to the terms of the 2005 Plan.

         The Administrative Committee of the 2005 Plan may grant an incentive stock option or non-qualified stock option to purchase stock at a specified exercise price. The exercise price for an option cannot be less than the fair market value of the stock to which the option relates at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Corporation as consideration for the grant of a replacement option with a lower exercise price, except as approved by our shareholders or as adjusted for corporate transactions described above.

         Options will be exercisable in accordance with the terms established by the Administrative Committee. The full purchase price of each share of stock purchased on the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Administrative Committee, the exercise price will be payable in cash, by promissory note (as permitted by law), in shares of stock owned by the optionee (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restriction, and contingencies on stock acquired pursuant to the exercise of an option as it determines to be desirable.


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         Terminated 1993 Plans. On April 21, 2005, the Board of Directors of the
Corporation terminated the Amended and Restated 1993 Key Employees' Stock Option Plan and the Amended and Restated 1993 Restricted Stock Plan (collectively, the "1993 Plans") subject to the shareholders of the Corporation approving the 2005 Plan, which approval was received on June 16, 2005, at the Annual Meeting of Shareholders of the Corporation. The effective date of the termination of the 1993 Plans was June 30, 2005. The awards which are outstanding under the 1993 Plans will remain outstanding following the termination of the 1993 Plans subject to their terms, until they are expired, are forfeited or otherwise lapse or expire.

         Other Compensation Plans
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         On December 15, 2005, the Board of Directors of the Corporation adopted
The National Bank of Indianapolis Corporation Executives' Deferred Compensation Plan (the "Deferred Compensation Plan"). Morris L. Maurer and Philip B. Roby are the only two executives currently eligible to participate in the Plan. Under the terms of the Deferred Compensation Plan, participants may defer up to 50% of total cash compensation, and the Corporation will match 50% of the executive's deferral. The Plan is unfunded and accruals and earnings on the deferrals will be recorded as a liability on the Corporation's financial statements. The Plan will be administered by the Compensation Committee of the Board of Directors. Earnings will accrue interest at a rate equal to the interest rate on 10-year Treasury securities for the 12-month period ended on September 30 of the year prior to the plan year to which the earnings rate will apply, plus 150 basis points. The Corporation may also make additional matching contribution in any amount as may be determined by the Committee in its sole discretion. In addition, the Committee may make supplemental contributions. Matching and supplemental contributions under the plan will vest upon the first to occur of the following events: five years of service, the participant attaining age 62, the death of the participant, the total and permanent disability of the participant, or the date on which there is a change of control of the Corporation.

         The Corporation also has adopted certain broad-based employee benefit plans for all employees. Senior executives are permitted to participate in these plans on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. These plans include such customary employee benefit plans as medical insurance, life insurance, and a 401(k) plan.

         The Corporation sponsors The National Bank of Indianapolis Corporation 401(k) Savings Plan for the benefit of substantially all of the employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries become participants in the 401(k) Plan after completing one year of service for the Corporation or its subsidiaries and attaining age 21.


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